Exhibit 99.1

Alto Neuroscience Reports Full Year 2023 Financial Results and Recent Business Highlights

– Reported positive results from ALTO-100 and ALTO-300 Phase 2a studies demonstrating prospective replication of response prediction using Alto’s Precision Psychiatry Platform™ –

– Patient enrollment on track across Phase 2b MDD studies for two lead product candidates –

– Successful completion of oversubscribed initial public offering; cash position of approximately
$210 million as of February 29, 2024 –

LOS ALTOS, Calif., March 21, 2024 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO) today reported financial results for the full year ended December 31, 2023, and highlighted recent corporate progress.

“2024 is shaping up to be a transformational year for Alto as we advance our mission of redefining the treatment paradigm for patients with neuropsychiatric disorders,” said Amit Etkin, M.D., Ph.D., founder and CEO of Alto Neuroscience. “Our lead product candidates, ALTO-100 and ALTO-300, have demonstrated positive Phase 2a results and we remain focused on clinical execution to deliver value to patients and our shareholders. Looking ahead, we are on track to report data from the Phase 2b depression studies of ALTO-100 and ALTO-300 in the second half of 2024 and the first half of 2025, respectively, in biomarker characterized patients.”

Nick Smith, CFO of Alto Neuroscience, added, “As we begin 2024, Alto is in its strongest financial position to date. With the proceeds from our IPO, combined with our existing cash balance, we are well-positioned to read out data from at least four important studies across our clinical-stage pipeline over the next two years."

Full Year 2023 and Recent Business Highlights

ALTO-100: Ongoing Phase 2b Study in MDD
ALTO-100, a first-in-class, oral small molecule believed to work through enhancing neural plasticity, is in development in Phase 2b for the treatment of major depressive disorder (MDD). In January 2023, Alto reported positive results from a Phase 2a study in which patients with MDD and a cognitive biomarker signature were identified as more responsive to ALTO-100. This signal was prospectively replicated to predict clinical response in an independent, locked, and blinded data set of patients from the same study.

Alto is currently evaluating ALTO-100 in a 266-patient Phase 2b study in MDD patients characterized by the cognitive biomarker. The study is evaluating ALTO-100 compared to placebo over a 6-week double blind treatment period. The primary endpoint is the change from baseline on the standard regulatory clinical endpoint in depression, the Montgomery-Åsberg Depression Rating Scale (MADRS).

Enrollment is ongoing and the Company expects to report topline data in the second half of 2024.

ALTO-300: Ongoing Phase 2b Study in MDD
ALTO-300 (agomelatine), an oral small molecule that is believed to act as a melatonin agonist and 5HT2C antagonist, is being developed as a new treatment for patients with MDD as an adjunctive treatment to a standard antidepressant.

ALTO-300 has demonstrated positive results in Phase 2a in patients with MDD in which patients with an EEG biomarker signature were discovered to have more robust response to ALTO-300 compared to those without the biomarker signature. The biomarker signature was prospectively replicated to predict clinical response in an independent, locked, and blinded data set. The Company initiated a Phase 2b study in 200 patients with MDD. In the Phase 2b study ALTO-300 will be evaluated compared to placebo over a 6-week treatment period, and the primary outcome will be the change from baseline in MADRS score.

Enrollment is ongoing and the Company expects to report topline data in the first half of 2025.

ALTO-101: PDE4 Inhibitor in Development for Cognitive Impairment in Schizophrenia (CIAS)
ALTO-101 is a novel PDE4 inhibitor currently in Phase 1 clinical development for the treatment of CIAS. In December 2023, the Company reported positive results from a Phase 1 study in which ALTO-101 was shown to positively impact key brain pharmacodynamic markers relevant to cognition that are indicative of potential clinical benefit.

PDE4 inhibitors have demonstrated, as a class, a propensity to induce significant adverse events, historically limiting their development in CNS disorders. Alto is developing ALTO-101 as a novel transdermal formulation in partnership with MedRx Co., Ltd. to potentially enhance the pharmacokinetic profile and improve the overall tolerability profile relative to other PDE4 inhibitors.
The Company expects to report data from a Phase 1 study evaluating the PK properties of the transdermal formulation in the first half of 2024, and subsequently initiate a proof-of-concept study in patients with CIAS.

ALTO-203: Histamine H3 Inverse Agonist in Development for MDD with Anhedonia
ALTO-203 is a novel, oral small molecule that uniquely acts as a histamine H3 inverse agonist, a histamine receptor primarily expressed in the brain. The Company is developing ALTO-203 as a novel treatment for patients with MDD and increased levels of anhedonia given the demonstrated effects of ALTO-203 on subjective affective clinical measures.

ALTO-203 was previously studied in a Phase 1 study and demonstrated significant acute benefits on a scale of subjective positive emotion, compared to placebo. The magnitude of this effect was shown to be equivalent to, or better than modafinil, an active comparator with demonstrated antidepressant activity in clinical trials.

In January 2024, Alto received IND clearance for ALTO-203 and expects to initiate a proof-of-concept study in the first half of 2024 in patients with MDD and increased levels of anhedonia.

ALTO-202: NMDAr Antagonist in Development for Depression
ALTO-202 is a novel, oral small molecule believed to specifically target the GluN2b subunit of NMDA receptors, acting as a selective NMDA receptor antagonist. Alto plans to develop ALTO-202 for patients with depression.

Recent Business Highlights

•Maha Radhakrishnan, M.D., former Group SVP and Chief Medical Officer at Biogen, was appointed to the Company's board of directors in March 2024.

•Husseini Manji, M.D., Ph.D., former Global Therapeutic Head for Neuroscience at Johnson & Johnson, was appointed to the Company’s board of directors in February 2024.

•The Company successfully completed its upsized initial public offering in February 2024, resulting in net proceeds of approximately $133 million.

•In January 2024 the California Institute for Regenerative Medicine (CIRM) voted to approve a $15 million grant to Alto in support of a proposed Phase 2b study of ALTO-100 in patients with bipolar depression. The Company is evaluating the terms and conditions of the grant and, if accepted, the Company plans to initiate the Phase 2b study in 2024.

Upcoming Milestones and Events

Near-Term Expected Milestones
•1H 2024 — ALTO-101 transdermal formulation pharmacokinetic and safety Phase 1 results
•2H 2024 — ALTO-100 Phase 2b MDD study topline data
•1H 2025 — ALTO-300 Phase 2b MDD study topline data
•1H 2025 — ALTO-203 Proof-of-Concept MDD study topline data
•2025 — ALTO-101 Proof-of-Concept CIAS study topline data

Upcoming Scientific Conferences
Members of Alto’s scientific team are expected to present data at the following upcoming conferences:
•Society of Biological Psychiatry
•American Society of Clinical Psychopharmacology

Full Year 2023 Financial Highlights

Cash Position: As of December 31, 2023, Alto had cash and cash equivalents of $82.5 million. Following the closing of the Company’s initial public offering, the Company had approximately $210 million of cash and cash equivalents as of February 29, 2024.

The Company expects its cash balance to support planned operations into 2027.

R&D Expenses: Research and development expenses for the full year ended December 31, 2023 were $30.3 million, as compared to $23.7 million for the same period in 2022. The increase was primarily attributable to costs associated with the Phase 2a clinical studies for ALTO-100 and ALTO-300, which were completed in 2023.

G&A Expenses: General and administrative expenses for the full year ended December 31, 2023 were $7.5 million, as compared to $5.5 million for the same period in 2022. The increase was primarily attributable to costs associated with higher headcount to support expanded clinical development efforts and growing operational requirements.

Net Loss: The Company incurred a net loss of $36.3 million for the full year ended December 31, 2023, as compared to $27.7 million for the year ended December 31, 2022.

About Alto Neuroscience

Alto Neuroscience is a clinical-stage biopharmaceutical Company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in depression, PTSD, schizophrenia, and other mental health conditions.
For more information, visit www.altoneuroscience.com or follow Alto on X (Twitter).

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations with regard to the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); Alto’s expectations with regard to the design and results of its research and development programs and clinical trials, including the timing of enrollment and the timing and availability of data from such trials; Alto’s clinical and regulatory development plans for its product candidates, including the timing or likelihood of regulatory filings and approvals for its product candidates; and Alto’s business strategy, financial position and the sufficiency of its financial resources to fund its operations through expected milestones. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of Alto’s product candidates; the risk that Alto may not realize the intended benefits of its Platform; availability and timing of results from clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto does not accept the CIRM grant; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in the section titled “Risk Factors” in Alto’s Final Prospectus filed with the Securities and Exchange Commission (“SEC”) on February 5, 2024, pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, as well as in other filings Alto may make with the SEC in the future, including its Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

ALTO NEUROSCIENCE, INC.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Year Ended December 31,
	2023	2022
Operating expenses:
Research and development	$30,291	$23,688
General and administrative	7,518	5,504
Total operating expenses	37,809	29,192
Loss from operations	(37,809)	(29,192)
Other income (expense):
Interest income	2,349	114
Interest expense	(1,370)	—
Change in fair value of warrant liability	525	(369)
Grant income	—	1,737
Total other income, net	1,504	1,482
Net loss	$(36,305)	$(27,710)
Other comprehensive loss:
Foreign currency translation	(33)	(24)
Total other comprehensive loss	(33)	(24)
Comprehensive loss	$(36,338)	$(27,734)
Net loss per share attributable to common stockholders, basic and diluted	$(9.73)	$(8.04)
Weighted-average number of common shares outstanding, basic and diluted	3,731	3,446
ALTO NEUROSCIENCE, INC.
Selected Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31,
	2023	2022
Cash and cash equivalents	$82,548	$48,344
Total assets	86,628	50,854
Total liabilities	16,823	17,025
Accumulated deficit	(76,965)	(40,660)

Investor Contact:
Nick Smith
investors@altoneuroscience.com

Media Contact:
Jordann Merkert
media@altoneuroscience.com